SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
     TO RULE 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                   RULE 13d-2

                               (AMENDMENT NO. 4)*

                                 Illumina, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    45232710
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               DECEMBER 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                   [_]  Rule 13d-1(b)
                   [_]  Rule 13d-1(c)
                   [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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CUSIP No. 45232710                    13G           Page 2 of 9 Pages
-----------------------                             ----------------------------

                                  SCHEDULE 13G

Item 1(a).    NAME OF ISSUER: Illumina, Inc. (the "Issuer").

Item 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 9885 Towne Center Dr., San Diego, CA 92121.

Item 2(a). NAMES OF PERSONS FILING: ARCH Venture Fund III, L.P. ("ARCH Venture Fund III"); ARCH Venture Partners, L.L.C. ("AVP LLC") (collectively, the "Reporting Entities") and Steven Lazarus, Keith Crandell, Robert Nelsen and Clinton Bybee (collectively, the "Managing Directors" and individually, each a "Managing Director"). The Reporting Entities and the Managing Directors collectively are referred to as the "Reporting Persons".

Item 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: 8725
              W. Higgins Road, Suite 290, Chicago, IL  60631.

Item 2(c). CITIZENSHIP: ARCH Venture Fund III is a limited partnership organized under the laws of the State of Delaware. AVP LLC is a limited liability company organized under the laws of the State of Delaware. Each Managing Director is a US citizen.

Item 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $.01 par value (the "Common Stock").


Item 2(e).    CUSIP NUMBER:  45232710

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

              None.

Item 4.       OWNERSHIP.


              Each Reporting Person has ceased to own beneficially more than five percent (5%) of the outstanding Common Stock of the Issuer.

Item 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.


              Not Applicable.

Item 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.



              Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.


              Not Applicable.

Item 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.


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

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CUSIP No. 45232710                    13G           Page 3 of 9 Pages
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              Not Applicable. The Reporting Persons expressly disclaim
              membership in a "group" as used in Rule 13d-1(b)(ii)(J).

Item 9.       NOTICE OF DISSOLUTION OF GROUP.


              Not Applicable.

Item 10.      CERTIFICATION.

              Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) nor Rule 13d-1(c).



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CUSIP No. 45232710                    13G           Page 4 of 9 Pages
-----------------------                             ----------------------------

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2006



                                         ARCH VENTURE FUND III, L.P.

                                         By:  ARCH Venture Partners, L.L.C.
                                              its General Partner

                                              By:               *
                                                 ------------------------------
                                                 Steven Lazarus
                                                 Managing Director

                                         ARCH VENTURE PARTNERS, L.L.C.

                                         By:               *
                                              ------------------------------
                                              Steven Lazarus
                                              Managing Director

                                                           *
                                         -----------------------------------
                                         Steven Lazarus

                                                           *
                                         -----------------------------------
                                         Keith Crandell

                                                           *
                                         -----------------------------------
                                         Robert Nelsen

                                                           *
                                         -----------------------------------
                                         Clinton Bybee

*By: /S/ MARK MCDONNELL
     ------------------
     Mark McDonnell as Attorney-in-Fact

--------------------------------------------------------------------------------

This Schedule 13G was executed by Mark McDonnell pursuant to Powers of Attorney attached hereto as Exhibit 2 and incorporated herein by reference.


                               Page 4 of 9 Pages

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CUSIP No. 45232710                    13G           Page 5 of 9 Pages
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                                                                       EXHIBIT 1

                                    AGREEMENT

         Pursuant to Rule 13d-1-(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Illumina, Inc.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated: February 13, 2006

                                         ARCH VENTURE FUND III, L.P.

                                         By:  ARCH Venture Partners, L.L.C.
                                              its General Partner

                                              By:               *
                                                 ------------------------------
                                                 Steven Lazarus
                                                 Managing Director


                                         ARCH VENTURE PARTNERS, L.L.C.

                                         By:               *
                                              ------------------------------
                                              Steven Lazarus
                                              Managing Director

                                                           *
                                              ------------------------------
                                                   Steven Lazarus

                                                           *
                                              ------------------------------
                                                   Keith Crandell

                                                           *
                                              ------------------------------
                                                   Robert Nelsen

                                                           *
                                              ------------------------------
                                                   Clinton Bybee
*By: /S/ MARK MCDONNELL
     ------------------
     Mark McDonnell as Attorney-in-Fact

--------------------------------------------------------------------------------
                               Page 5 of 9 Pages

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CUSIP No. 45232710                    13G           Page 6 of 9 Pages
-----------------------                             ----------------------------

This Agreement was executed by Mark McDonnell pursuant to Powers of Attorney attached hereto as Exhibit 2 and incorporated herein by reference.




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CUSIP No. 45232710                    13G           Page 7 of 9 Pages
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                                                                       EXHIBIT 2

                               POWERS OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark McDonnell his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 12th day of February, 2001.

                                     ARCH VENTURE FUND II, L.P.

                                     By:  ARCH Management Partners II, L.P.
                                          its General Partner

                                          By: ARCH Venture Partners, L.P.
                                              its General Partner

                                              By:  ARCH Venture Corporation
                                                   its General Partner

                                                   By: /S/ STEVEN LAZARUS
                                                       -------------------------
                                                       Managing Director

                                         ARCH II PARALLEL FUND, L.P.

                                         By: ARCH Management Partners II, L.P.
                                             its General Partner

                                             By:  ARCH Venture Partners, L.P.
                                                  its General Partner

                                                  By:  ARCH Venture Corporation
                                                       its General Partner

                                                       By: /S/ STEVEN LAZARUS
                                                           ---------------------
                                                           Managing Director


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CUSIP No. 45232710                    13G           Page 8 of 9 Pages
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                                     ARCH MANAGEMENT PARTNERS II, L.P.

                                     By:  ARCH Venture Partners, L.P.
                                          its General Partner

                                          By:  ARCH Venture Corporation
                                               its General Partner

                                               By:  /S/ STEVEN LAZARUS
                                                    -------------------------
                                                    Managing Director

                                         ARCH VENTURE PARTNERS, L.P.

                                          By:  ARCH Venture Corporation
                                               its General Partner

                                               By:  /S/ STEVEN LAZARUS
                                                    -------------------------
                                                    Managing Director

                                         ARCH VENTURE CORPORATION

                                         By:  /S/ STEVEN LAZARUS
                                              ----------------------------------
                                              Managing Director

                                         ARCH VENTURE FUND III, L.P.

                                         By:  ARCH Venture Partners, L.L.C.
                                              its General Partner

                                              By: /S/ STEVEN LAZARUS
                                                  ------------------------------
                                                  Steven Lazarus
                                                  Managing Director

                                         ARCH VENTURE PARTNERS, L.L.C.

                                                  By:  /S/ STEVEN LAZARUS
                                                       -------------------------
                                                       Steven Lazarus
                                                       Managing Director

                                         /S/ STEVEN LAZARUS
                                         -----------------------------
                                         Steven Lazarus


                               Page 8 of 9 Pages

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CUSIP No. 45232710                    13G           Page 9 of 9 Pages
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                                         /S/ KEITH CRANDELL
                                         -----------------------------
                                         Keith Crandell

                                         /S/ ROBERT NELSEN
                                         -----------------------------
                                         Robert Nelsen

                                         /S/ CLINTON BYBEE
                                         -----------------------------
                                         Clinton Bybee



                               Page 9 of 9 Pages